Exhibit 3.4

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

	Filed in the office of	Document Number 20130537888-85
Articles of Designation	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Barbara K. Cegavske	08/15/2013 1:38 pm.
	Secretary of State	Entity Number
	State of Nevada	c28368-2001.

1. Name of Corporation:

Competitive Companies, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1.       Designation

The number of authorized shares of Preferred Stock is 100,000,000, 100,000 of which are hereby designated as "Series D Preferred Stock," with the rights, preferences, privileges, and restrictions set forth in this Certificate.

2.       Dividends

The holders of the Series D Preferred Stock will not participate with respect to any dividends which may be declared by the Board of Directors. (continued)

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ William H. Gray
Signature of Officer

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Certificate of Designation of Series D Preferred Stock, page 2
Competitive Companies, Inc.

3.       Voting

3.1       Voting Rights. The holders of the Series D Preferred Stock will have the voting rights as described in this Section 3 or as required by law. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters fifty-one percent (51%) of the total vote. Such vote shall be determined by the holder(s) of a majority of the then issued and outstanding shares of Series D Preferred Stock. For example, if there are 10,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of the Series D Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares out of a total number of 20,400 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total shares of common stock outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series D Preferred Stock, if any; and (c) the voting rights attributable to the Series D Preferred Stock, as described herein, whether such Series D Preferred Stock shares are voted or not.

3.2       Amendments to Articles and Bylaws. So long as the Series D Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series D Preferred Stock, voting separately as a class (i) amend, alter, or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series D Preferred Stock, (ii) effect any reclassification of the Series D Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series D Preferred Stock set forth herein.

3.3       Amendment of Rights of Series D Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series D Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series D Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series D Preferred Stock.

4. Liquidation Preference

(a)       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock then outstanding will be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, a preference (the "Liquidation Preference"), whether from capital surplus or earnings, after any payment or declaration and setting apart for payment of any amount is made with respect to the Class A, Class B, and Class C Preferred Stock of the Company and before any payment or declaration and setting apart for payment of any amount is made with respect to the Common Stock of the Company. The amount of the Liquidation Preference is $0.001 per share of then outstanding Series D Preferred Stock. After the payment of the Liquidation Preference, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock of the Company.

(b)       The following events shall be considered a liquidation under this Paragraph 4:

(i)       any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the shareholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company's Common Stock (an "Acquisition"); or

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Certificate of Designation of Series D Preferred Stock, page 3
Competitive Companies, Inc.

(ii)       a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

(c)       In any of such events, if the consideration received is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i)       Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)       If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

(2)       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

(3)       If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii)       The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (I), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5       Conversion Rights

The shares of the Series D Preferred Stock shall have no conversion rights.

6.       Redemption Rights

The shares of the Series D Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following triggering events: (i) on the date that William H. Gray ceases, for any reason, to serve as an officer or director of the Company, or (ii) on the date that the Company's common stock is listed for trading on a national securities exchange such as the NASDAQ Small Cap Market, the NASDAQ National Market System, or a higher listing.

7.       Notices

Any notice required by the provisions hereof to be given to the holders of shares of Series D Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

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